Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Agreement is made effective as of March 1, 2007, by and between Mercantile Bancorp, Inc., a Delaware corporation, with its principal office located at Quincy, Illinois, (the “Company”) and Ted T. Awerkamp, of Quincy, Illinois (“Employee”) (this “Employment Agreement”).
RECITALS
     A. Company is a bank holding company.
     B. Employee has been engaged and retained by the Board of Directors of Company to serve in the position of President and Chief Executive Officer of Company on the terms, covenants and conditions set forth in this Employment Agreement.
     In consideration of the matters described above, and of the mutual benefits, covenants and obligations set forth in this Employment Agreement, Company and Employee agree as follows:
ARTICLE I
EMPLOYMENT
     1.1 Company Employs Employee. Company hereby employs Employee as President and Chief Executive Officer of Company commencing March 1, 2007. All duties or responsibilities hereunder taken or performed by Employee pursuant to this Employment Agreement shall be subject to the direction, supervision and control of the Board of Directors of Company. Employee shall be obligated as part of his duties to be a director of the Company (if elected by the Company’s stockholders) and a director of such subsidiaries of the Company as the Company’s Board of Directors shall determine from time to time.
     1.2 Employee Accepts Employment. Employee hereby accepts employment with Company as President and Chief Executive Officer commencing March 1, 2007 and agrees that he will at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Employment Agreement, to the reasonable satisfaction of Company.
ARTICLE II
TERM OF EMPLOYMENT
     2.1 Term. The term of this Employment Agreement shall be for a period of three (3) years, commencing on the date hereof. This Employment Agreement shall be reviewed annually by the Company and Employee no later than February of each year and a determination will be made at such time whether to extend the term of the Agreement for an additional one (1) year. For example, when the Agreement is reviewed in February 2008, if the decision is to extend the term for an additional one (1) year, the term will then be three (3) years commencing March 1, 2008. If, in the annual review process by the Company and Employee, there is no offer by the Company to extend the term of the Agreement for an additional year, the Employee may terminate the Employment Agreement under Section 5.4 with a sixty (60) day prior written notice.
ARTICLE III
COMPENSATION
     3.1 Salary. Company shall pay Employee a base salary of Three Hundred Ten Thousand and 00/100 Dollars ($310,000.00) annually, payable in accordance with Company’s normal payroll practices, to be prorated in any partial year of employment with Company. Company shall withhold from all compensation any applicable withholding and payroll taxes and such other amounts as required by law. No additional compensation shall be paid to Employee for his service as a director of the Company or any of its subsidiaries.
     3.2 Incentive Bonus. In addition to the base salary as provided in Section 3.1 above, Company shall pay Employee an annual incentive bonus in an amount up to forty percent (40%) of base salary in accordance with an incentive compensation plan to be determined by the Compensation Committee and Board of Directors of Company within the next ninety (90) days and presented to Employee at such time. The bonus shall be prorated for any partial year. Further, Employee must be employed on December 31 of each year to be entitled to a bonus for such year.
     3.3 Automobile. Company shall provide Employee with a leased automobile from a customer of the Company’s subsidiary, Mercantile Trust & Savings Bank, to be used by Employee in his capacity as President and Chief Executive Officer of Company.
     3.4 Country Club Membership and Dues. Company shall provide to Employee a membership in a country club located in the Quincy, Illinois area and shall pay annually the dues and any assessment for such membership.
     3.5 Business Expenses. During the term of this Employment Agreement, Company shall reimburse Employee for reasonable business expenses incurred by Employee in the performance of his duties under this Employment Agreement.
     3.6 Benefits. As an employee of Company, Employee shall, upon meeting any applicable eligibility and enrollment requirements, be entitled to participate in and receive such benefits, including but not limited to, health and retirement plans, which shall be no less beneficial to Employee than those offered to other employees of Company from time to time.

ARTICLE IV
DISABILITY
     4.1 Suspension of Employment Agreement. If, during the period of this Employment Agreement, Employee becomes disabled in accordance with the definition of being disabled as set forth in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended, Company may suspend this Employment Agreement during the period of such disability by giving notice to Employee of its intention to suspend due to disability, subject to the following:
(a)	This Employment Agreement shall thereupon be suspended as of the end of the month in which such notice was given and shall continue to be suspended until Employee is no longer suffering such disability. The determination of Employee’s disability, and recovery therefrom, will be made by a physician mutually acceptable to Company and Employee. The opinion of such physician shall be in writing and shall be given to Company and Employee.

(b)	If during any time of Employee’s disability that he is eligible for and is receiving disability income payments from Company’s disability income insurance carrier, such payments are less than sixty percent (60%) of the sum of the annual base salary he was receiving from Company immediately prior to his disability and the amount of any incentive bonus pursuant to Section 3.2 Employee received within the last twelve (12) months prior to his disability, Company shall pay Employee an amount which, when added to the gross payments (before any deductions) received by Employee from Company’s disability insurance carrier, will result in the Employee receiving from Company and Company’s disability insurance carrier an annual sum equal to sixty percent (60%) of the sum of his annual base salary immediately prior to his disability and the amount of any incentive bonus pursuant to Section 3.2 Employee received within the last twelve (12) months prior to his disability. Such payment from Company shall be due Employee for as long as Employee is eligible to receive disability income payments from Company’s disability insurance carrier. When Employee is no longer eligible to receive such disability income payments from the insurance carrier, any obligation for an additional payment from Company shall terminate.
ARTICLE V
TERMINATION OF AGREEMENT
     5.1 Death. In the event of the death of Employee during the term hereof, this Employment Agreement shall terminate at the end of the month during which Employee dies and Company shall have no further obligation hereunder.
     5.2 Termination for Cause. Company may terminate Employee’s employment under the terms of this Employment Agreement upon the occurrence of any one of the following events:
(a)	The conviction of Employee of any crime punishable as a felony or a crime involving moral turpitude or immoral conduct;

(b)	An embezzlement or misappropriation by Employee of funds of Company or any of its subsidiaries;

(c)	Employee committing an unauthorized act to aid or abet a competitor of Company or any of its subsidiaries;

(d)	Employee being removed by order of a regulatory agency having jurisdiction over Company or any of its subsidiaries; and

(e)	For cause thirty (30) days after written notice by Company to Employee and failure to cure by Employee within such thirty (30) day period, or if not capable of cure within such time period, failure by Employee to promptly commence cure and proceed with continuity and diligence to cure, due to: (i) material breach of any provision of this Employment Agreement; (ii) failure or neglect to perform the duties of his position as President and Chief Executive Officer; (iii) failure to comply with Company’s rules and policies or the code of conduct of Company or any of its subsidiaries; (iv) misconduct in connection with performance of any of Employee’s duties; or (v) commission of an act involving moral turpitude, dishonesty, theft or unethical business conduct, or other misconduct that impairs or injures the reputation of Company or any of its subsidiaries.
     5.3 Effect of Termination Under Section 5.1 or 5.2. In the event of Employee’s death or that Company terminates this Employment Agreement under Section 5.2 above, Company shall be obligated to pay Employee his compensation only until the end of the month during which Employee dies or his employment is terminated for cause.
     5.4 Termination Without Cause. Except as provided in Section 2.1, either the Company or Employee may terminate this Employment Agreement without cause by providing to the other party six (6) months prior written notice. If Employee so terminates this Employment Agreement, Employee shall be obligated to continue to perform his duties under this Employment Agreement during the six (6) months (except, only sixty (60) days if Section 2.1 applies) following delivery of his termination notice. If Employee so terminates this Employment Agreement, Employee shall not be entitled to compensation hereunder after the date Employee ceases the performance of his duties under this Employment Agreement. If Company so terminates this Employment Agreement, Employee shall not be obligated thereafter to perform his duties hereunder, but Company shall be obligated to pay Employee his base salary and benefits (except automobile and country club), including, without limitation, the amount paid to Employee for the incentive bonus provided in Section 3.2 for the last calendar year preceding termination of employment, for the remainder of the then term of this Employment Agreement , but in no event for a period less than twenty-four (24) months.
     5.5 Termination On Account of Change in Control.
(a)	A Change in Control shall mean the first to occur of any of the following events:

(i)	Any person, group of investors or entity becomes subsequent to the date of this Employment Agreement, the beneficial owner, directly or indirectly, of one share more than fifty percent (50%) of the then issued and outstanding shares of voting stock of Mercantile Bancorp, Inc. (and, for purposes hereof, a person will be considered to be a beneficial owner of such stock if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power, which includes the power to vote or to direct the voting of such stock, or investment power, which includes the power to dispose or to direct the disposition of such stock);

(ii)	Change in the majority of the incumbent board unless new directors were nominated by a majority of the incumbent board.

(iii)	The Company merges or consolidates with or reorganizes with or into any other corporation other than its affiliates or engages in any other similar business combination or reorganization; or

(iv)	The Company sells, assigns or transfers all or substantially all of its business and assets, in one or a series of related transactions, except any such sales to affiliates. For the purposes of this Agreement “affiliates” is defined as any entity in which the Company has voting control of at least fifty percent (50%) of such entity’s voting stock.
(b)	If during the term of this Employment Agreement and after the date of a Change in Control, Employee is discharged without cause or Employee resigns because he has: (i) been demoted; (ii) had his compensation reduced; (iii) had his principal place of employment transferred away from the City of Quincy, Illinois; or (iv) had his job title, status or responsibility materially reduced, then Company shall make the payments to Employee set forth in subparagraph (c) of this Section 5.5.

(c)	In the event of the termination of Employee’s employment as described in subparagraph (b) above, Employee shall be entitled to receive:
(i)	Except as otherwise provided in Section 5.5(c)(iii), a lump sum cash payment equal to two and one-half (2.5) times his Compensation (as defined hereafter). The term “Compensation” as used in this Section 5.5, shall mean the last base salary in effect for Employee (before any reduction after a Change in Control) plus any incentive bonus as provided in Section 3.2 paid to Employee for the last calendar year preceding Employee’s termination of employment on account of a Change in Control. Employee shall also be entitled for two (2) years after Employee’s termination of employment on account of a Change in Control to continue receiving his other benefits due pursuant to Section 3.6, including without limitation, the health plan. Employee shall not receive after a Change in Control the automobile and country club membership provided in Sections 3.3 and 3.4.

(ii)	The payment and benefits provided for in Section 5.5(c)(i) are in lieu of compensation, benefits and other amounts Employee might otherwise be entitled to under the Company’s severance policy, if any, or otherwise payable by Company by reason of this Employment Agreement and termination of employment.

(iii)	If the present value of the payment due Employee on account of a Change in Control pursuant to Section 5.5(c)(i) hereof plus the present value of any other payments Employee is entitled to under the Salary Continuation Agreement dated December 8, 1994, as amended, by and between Mercantile Trust & Savings Bank and Employee on account of a Change in Control and the present value of any other payments Employee is entitled to on account of a Change in Control in any other agreements (collectively, the “Total Change in Control Payments”) exceed three times his Base Amount, as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, then the payment due Employee pursuant to Section 5.5(c)(i) hereof shall be reduced to an amount which will result in the Total Change in Control Payments due Employee being equal to an amount which is no more than three times the Base Amount less One Dollar ($1).

ARTICLE VI
NON-COMPETITION COVENANT
     6.1 Terms of Covenant. For and in consideration of the compensation and benefits paid to Employee pursuant to Article III and other covenants made herein by the Company, Employee agrees that during the term of his employment with Company and for a period of two (2) years from the date of termination of such employment for any reason with or without cause, Employee shall not engage in, or be interested as an owner, partner, consultant, stockholder, member, manager, officer, director, agent, representative, independent contractor, or employee or in any other capacity, solely or jointly with others of any business, firm, corporation, bank or other entity engaged in the bank holding company, banking, savings and loan, commercial, agricultural or consumer lending business, or in the sale of any services or products as provided by Company or its subsidiaries, directly or indirectly, within fifty (50) miles of the corporate limits of the City of Quincy, Illinois, or within five (5) miles of the main facility of any of the subsidiaries of the Company as now or hereafter existing, except the foregoing shall not restrict the Employee from being a stockholder of up to two percent (2%) of the issued and outstanding capital stock of a public company engaged in the restricted business within the restricted territory. For the purposes of this Agreement “subsidiaries” is defined as any entity in which the Company has voting control of at least fifty percent (50%) of such entity’s voting stock.
     Company and Employee hereby expressly acknowledge that the restrictions imposed by this Employment Agreement have been fully bargained for.
     Employee acknowledges that the breach of this non-competition covenant may render irrevocable harm to Company. In the event of such breach by Employee, Company shall be entitled to any and all available equitable relief, including, but not limited to, injunctive relief in addition to any other remedies that may be available under applicable laws and the agreements between Company and Employee. Company may institute any action or proceeding to enforce the above covenants or any part thereof. If said covenant or any part thereof is deemed unenforceable by a court or any tribunal having jurisdiction of such acts and proceedings, Employee agrees that the covenants or any part thereof shall be deemed “rewritten” and modified to the extent necessary to render the same enforceable by such court or other tribunal.
     Employee understands the restrictive covenants and he fully agrees to their applicability. In the event that Employee violates any of these restrictive covenants then in any suit which may be brought by Company for the violation of these provisions in any court having jurisdiction, Employee agrees that an order may be entered in such suit enjoining Employee from violating such provisions. An order to that effect may be made while the litigation is pending, as well as upon final determination thereof, and furthermore, any such application for such injunction shall be without prejudice to any other right of action which may accrue to Company by reason of the breach of these provisions.
     If Employee is found to have violated this Section 6.1, and Company prevails in an action to enforce the terms of this Section 6.1, Employee shall be liable to Company for reasonable attorney fees and all costs incurred in prosecuting such action.

     In the event of a violation of this Section 6.1, Company shall have the right to obtain injunctive or other equitable or legal relief. This Section 6.1 shall not be subject to arbitration under Section 8.11.
ARTICLE VII
CONFIDENTIALITY AND NON-DISCLOSURE
     7.1 Confidential Information. Employee agrees at all times during his employment and following his termination of employment for any reason, Employee will not disclose to any non-employee of Company any “Confidential Information” without written consent of Company. For purposes of this Employment Agreement, Confidential Information means any written information or documents of Company or any of its subsidiaries and any information in whatever form regarding strategic plans of Company or any of its subsidiaries, data and compilations of information regarding customers of Company or any of its subsidiaries, any financial information of Company or any of its subsidiaries, or any other information in whatever form or medium designated as confidential by Company or any of its subsidiaries.
     Upon termination of employment and thereafter, Employee shall not remove, retain, disclose or use any Confidential Information without Company’s prior written consent. Employee’s obligations of confidentiality shall not apply as to a particular portion of Confidential Information if such portion (a) is or becomes generally available to the public other than as a result of disclosure by Employee or any of his agents, advisors, employees or representatives; (b) was rightfully in the possession of Employee on a non-confidential basis from a source other than Company or its agents, advisors, employees or representatives, but only if such source has obtained the information legally and is bound by a confidentiality agreement with Company or its agents, advisors, employees or representatives; or (c) is required to be disclosed by law.
     7.2 Dispute Resolution. In the event of a violation of this Article VII, Company shall have the right to obtain injunctive or other equitable or legal relief. This Article VII shall not be subject to arbitration under Section 8.11.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Modifications. This Employment Agreement supersedes all prior agreements and understandings between the parties, including, without limitation, any prior written or verbal communications or agreements. This Employment Agreement may not be changed or terminated orally. No modification, termination or attempted waiver of any of its provisions shall be valid unless in writing signed by the party against whom the same is sought to be enforced.
     8.2 Notices. Whenever any notice is required by this Employment Agreement, it shall be given in writing and sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To Company:	Mercantile Bancorp, Inc.
440 Maine Street
Quincy, Illinois 62301

To Employee:	Ted T. Awerkamp
816 Birdie Lane
Quincy, Illinois 62301
     Notices shall be deemed given and effective three (3) business days after deposit in the U.S. mail. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.
     8.3 Survival. Articles IV, V, VI and VII shall survive Employee’s suspension or termination of employment and shall remain in full force and effect.
     8.4 Waivers. No waiver by Company of any breach of this Employment Agreement shall be construed as a waiver of any subsequent breach.
     8.5 Binding Effect. This Employment Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns, and Employee, his heirs and legal representatives.
     8.6 No Other Agreements. Employee and Company mutually represent and warrant that the execution and delivery of this Employment Agreement and the performance of duties hereunder will not violate the terms of any other agreement to which they are party of or by which they are bound.
     8.7 Assignment. This Employment Agreement shall be binding upon and inure to the benefit of Company, it successors, and assigns. The rights of Employee hereunder are personal and may not be assigned or transferred.
     8.8 Construction. Titles and headings to various subdivisions of this Employment Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Employment Agreement.
     8.9 Severability. If any provision of this Employment Agreement is determined to be invalid or unenforceable under any court or governmental agency of competent jurisdiction, or under any statute, the remaining provisions shall not thereby be invalidated but shall remain in full force and effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.
     8.10 Governing Law. This Employment Agreement and all questions arising in connection with it shall be governed by the laws of the State of Illinois.
     8.11 Arbitration. All disputes arising out of or in connection with this Employment Agreement and/or with Employee’s employment or termination of employment, other than disputes arising under Articles VI and VII, shall be determined by arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Judgment upon the award may be entered in any court having jurisdiction over the matter. The arbitration proceedings shall be held in Quincy, Illinois, or at such other place as may be mutually agreeable to the parties and the arbitrator.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

Mercantile Bancorp, Inc. (Company)

By	/S/ Dan S. Dugan

Its Chairman of the Board

Employee

/S/ Ted T. Awerkamp

Ted T. Awerkamp